Exhibit 4.65

(Translation)

NT$8,410,000,000 SYNDICATED LOAN AGREEMENT

INDEX

PREAMBLE			1

I.		GENERAL	1

	1.	DEFINITION	1

	2.	TOTAL FACILITY AMOUNT AND ALLOCATION	4

	3.	FACILITY PERIOD	5

	4.	REPAYMENT PLACE AND OTHERS	5

	5.	SPECIMEN CHOP AND/OR SIGNATURE	6

	6.	PROMISSORY NOTE AND NOTE AUTHORIZATION	7

	7.	RESERVE ACCOUNT OF THE FACILITY	7

II.		INTEREST RATE AND TAX	8

	8.	INTEREST RATE AND TAX	8

	9.	FEE	10

III.		DRAWDOWN OF FACILITY	11

	10.	CONDITION PRECEDENT TO FIRST DRAWDOWN	11

	11.	DRAWDOWN PERIOD	12

	12.	DOCUMENTS FOR DRAWDOWN	12

IV.		DRAWDOWN AND CONDITIONS PRECEDENT	13

	13.	DRAWDOWN AND CONDITIONS PRECEDENT	13

V.		REPAYMENT OF PRINCIPAL	14

	14.	REPAYMENT OF PRINCIPAL	14

VI.		CANCELLATION OF FACILITY AMOUNT	14

	15.	CANCELLATION OF FACILITY AMOUNT	14

VII.		PREPAYMENT	15

	16.	PREPAYMENT	15

VIII.		REPRESENTATION AND WARRANTIES	15

	17.	COVENANT	15

	18.	REPRESENTATIONS UPON EXECUTION	17

	19.	REPRESENTATION UPON EACH DRAWDOWN	18

IX.		SECURITY	19

	20.	MORTGAGED ASSETS	19

X.		PRESERVATION OF RIGHT	23

	21.	SUPERVISION AND REPORT	23

	22.	FORGED, DISTORTED AND DAMAGED DOCUMENT	23

	23.	COOPERATION	24

	24.	CONSENT OF COLLECTION, UTILIZATION AND TRANSMISSION	24

XI.		EVENT OF DEFAULT AND ACCELERATION	25

	25.	EVENT OF DEFAULT AND ACCELERATION	25

XII.		SET-OFF AND DISCHARGE	27

	26.	SET-OFF AND DISCHARGE	27

XIII.		RELATIONSHIP BETWEEN BORROWER AND BANKS	28

	27.	RELATIONSHIP BETWEEN BORROWER AND BANKS	28

XIV.		APPOINTMENT OF AGENT AND RELATED PROVISIONS	28

	28.	APPOINTMENT OF AGENTS	28

	29.	DUTIES OF AGENTS	29

	30.	EXCULPATION OF AGENT’S PERSONNEL TO BANKS	30

	31.	EXCULPATION OF AGENT’S PERSONNEL TO BORROWER	31

	32.	AGENT’S RESPONSIBILITY	31

	33.	PRIORITY OF AGENT’S FEE	31

	34.	RESIGNATION OF AGENTS	31

XV.		RIGHTS AND OBLIGATIONS AMONG BANKS	32

	35.	JOINT AND SEVERAL CLAIM	32

	36.	BANK’S RESOLUTION AND AMENDMENT EXECUTED BY FACILITY AGENT	33

	37	BANKS’ MEETING	33

	38.	SEVERABLE LIABILITY OF BANK	33

	39.	ASSIGNMENT	34

	40.	ACKNOWLEDGEMENT AND CONSENT OF BANKS	34

XVI.		OTHERS	35

	41.	CHANGE OF LAWS OR CIRCUMSTANCE	35

	42.	NOTIFICATION AND REQUEST	35

	43.	DELIVERY AND DEEMED DELIVERY	36

	44.	GOVERNING LAW	36

	45.	JURISDICTION	36

	46.	AGREEMENT AND REPLACEMENT	36

	47.	HEADINGS	36

	48.	COUNTERPART	36

	49.	EFFECTIVE DATE	36

SCHEDULE 1:	Contact Information

SCHEDULE 2:	Commitment Amount and Percentage

SCHEDULE 3:	Existing Indebtedness

SCHEDULE 4:	Details of Repayment Schedule

EXHIBIT 1:	Certificate of Specimen Chop/Signature

EXHIBIT 2:	Promissory Note

EXHIBIT 3:	Note Authorization

EXHIBIT 4:	Drawdown Request

EXHIBIT 5:	Appropriation Notice

EXHIBIT 6:	Detailed Terms and Conditions of Real Estate Mortgage Agreement

EXHIBIT 7:	Chattel Mortgage Agreement

EXHIBIT 8:	Negative Pledge Certificate

EXHIBIT 9:	Non-letting Undertaking

EXHIBIT 10:	Borrower’s Certificate

EXHIBIT 11:	Subordination Undertaking

EXHIBIT 12:	Assignment of Insurance Interest

EXHIBIT 13:	Undertaking of Insurer

EXHIBIT 14:	Assignment Agreement

EXHIBIT 15:	Notice of Assignment

EXHIBIT 16:	HCSP Lease Agreement

EXHIBIT 17:	STSP Lease Agreement

PREAMBLE

ChipMOS TECHNOLOGIES INC. (VAT number: 16130042) is a company organized and existing under the laws of the Republic of China (hereinafter the “ROC”). Whereas in order to repay the existing indebtedness (the short, medium and long term loan borrowed by the Borrower from financial institution), ChipMOS TECHNOLOGIES INC. has requested TAIWAN COOPERATIVE BANK, BANK OF TAIWAN and LAND BANK OF TAIWAN to act as the arranger (hereinafter collectively, the “Arrangers” and each, an “Arranger”) for a syndicated loan facilities in an aggregate principal amount not exceeding Eight Billion Four Hundred and Ten Million New Taiwan Dollars (NT$8,410,000,000) to be extended by thirteen (13) financial institutions, i.e., TAIWAN COOPERATIVE BANK, BANK OF TAIWAN, LAND BANK OF TAIWAN, TAISHIN INTERNATIONAL BANK, YUANTA COMMERCIAL BANK, HUA NAN COMMERCIAL BANK, CHANG HWA COMMERCIAL BANK, MEGA INTERNATIONAL COMMERCIAL BANK, EN TIE COMMERCIAL BANK, FIRST COMMERCIAL BANK, BANK OF PANHSIN, SHIN KONG COMMERCIAL BANK, and JIH SUN INTERNATIONAL BANK (hereinafter collectively, the “Banks” and each, a “Bank”). The Banks agree that TAIWAN COOPERATIVE BANK shall act as facility agent; BANK OF TAIWAN shall act as security agent and LAND BANK OF TAIWAN shall act as document facility agent, to handle all matters relating to the facility and exercise the right hereunder for and on behalf of the Banks. The parties hereto have executed this syndicated loan agreement (hereinafter, the “Agreement”) and agree as follows:

I.	GENERAL

1.	DEFINITION

1.1	“Facility” shall mean Tranche A Facility and Tranche B Facility collectively unless otherwise specifying Tranche A Facility or Tranche B Facility.

1.2	“Borrower” shall mean ChipMOS TECHNOLOGIES INC.

1.3	“Facility Agent” shall mean TAIWAN COOPERATIVE BANK in its capacity as facility agent of the Facility.

1.4	“Security Agent” shall mean BANK OF TAIWAN in its capacity as security agent of the Facility.

1.5	“Document Agent” shall mean LAND BANK OF TAIWAN in its capacity as document agent of the Facility.

1.6	“Agents” shall mean Facility Agent, Security Agent, Document Agent collectively. In the event that the Agents have any disagreements in connection with their capacity, power or obligations hereunder, they shall settle such disagreements through negotiation and notify other Banks accordingly; in the event that such disagreements are associated with the rights or obligations of the Borrower, the Borrower should be concurrently notified.

1.7	“Existing Indebtedness” shall mean, including but not limited to all the loans and obligations payable by the Borrower to financial institutions with the details listed in Schedule 3.

1.8	“Details of Repayment Schedule” shall mean the list containing the Existing Indebtedness which will be repaid by advances under the Facility as contemplated by the Borrower, substantially in the form of Schedule 4.

1.9	“Commitment Amount” shall mean, the amount each Bank agrees to extend individually under the Facility as set out in Schedule 2, which shall deduct any amount cancelled by the Borrower in accordance with the Agreement from time to time.

1.10	“Aggregate Commitment Amount” shall mean the aggregate amount of the Commitments, which is Eight Billion Four Hundred and Ten Million New Taiwan Dollars (NT$8,410,000,000).

1.11	“Commitment Percentage” shall mean the percentage of which the amount of advances the Banks agree to make in proportion to the Aggregate Commitment Amount as set out in Schedule 2.

1.12	“Total Facility Amount” shall mean the aggregate facility amount under the Facility, which is Eight Billion Four Hundred and Ten Million New Taiwan Dollars (NT$8,410,000,000).

1.13	“Majority Resolution” shall mean the resolution or written consent of the Banks, the then aggregate outstanding advances of which exceed two-thirds of the then aggregate outstanding advances of all the Banks under this Facility; or, if no drawdown is made by the Borrower, the resolution or written consent of the Banks, the aggregate Commitments of which exceed two-thirds of the Aggregate Commitment Amount. The Facility Agent may take any action in respond to the change of laws and rules as requested by the competent authorities by notifying the Banks irrespective of the restriction of the percentage provided above.

1.14	“First Drawdown Date” shall mean the date on which the first drawdown is made; provided, however, the expiry date of three (3) months commencing from the execution date of the Agreement shall be deemed as the First Drawdown Date in the event that no drawdown has been made during the first three-month period.

1.15	“Bank Business Day” shall mean a full banking business day on which banks are open for business in Taipei City, New Taipei City, Taichung City, Tainan City and Kaohsiung City, Taiwan, ROC.

1.16	“Repayment Place” shall mean the location of the Hsinchu branch of the Facility Agent.

1.17	“Annual Interest Rate” shall mean the interest rate calculated on the basis of a year of three hundred sixty-five (365) days.

1.18	“Promissory Note” shall mean the promissory note in the form of Exhibit 2 hereto issued or replaced by the Borrower in accordance with this Agreement.

1.19	“Note Authorization” shall mean the written authorization in the form of Exhibit 3 hereto issued by the Borrower in accordance with the Agreement authorizing the Security Agent to complete the Promissory Note as provided therein.

1.20	“Facility Period” shall mean, unless otherwise provided in this Agreement, the period from the execution date of this Agreement to and until the full repayment of all the note obligations, principal, interest, default interest, penalties, arranger’s fee, agent’s fee, commitment fee, indemnification, other fees, damages and other covenant on any amount payable by the Borrower and the full performance of all its obligations under the Facility.

1.21	“HCSP Lease Agreement” shall mean the land lease agreement entered into by and between the Borrower and Hsinchu Science Park Administration (“HSPA”) on August 4, 2008 (scanned copy attached as Exhibit 16) in respect of the land, located at Lot No. 5, Keguan Section, Hsinchu County, having a total area of 9000 square meters.

1.22	“STSP Lease Agreement” shall mean the land lease agreement entered into by and between the Borrower and the South Taiwan Science Park Administration (“STSPA”) on June 1, 2007 (scanned copy attached as Exhibit 17) in respect of the land, located at Lot No. 55, Sinke Section, Shinshr Shiang, Tainan County, having a total area of 50000 and 2000 square meters respectively.

1.23	“Mortgaged Assets” shall mean collectively (1) the buildings with Building Nos. 13, 29 and 36, Keguan Section, Hsinchu County, located at Lot No. 5, Keguan Section, Hsinchu County, and its ancillary attachments situated thereon, owned by HSPA; (2) the buildings, with Building Nos. 1, 2, 3, 4, 612 and 613, Sinke Section, Shinshr Shiang, Tainan County, located at Lot No. 55, Sinke Section, Shinshr Shiang, Tainan County, and its ancillary attachments situated thereon, owned by STSPA; (3) the land, located at Lot Nos. 1072, 1073, 1074 and 1077, Taihe Section, Chubei City, Hsinchu County, and the buildings, with Building Nos. 251-1, 251-2, and 251-3 and its ancillary attachments situated thereon, owned by the Borrower; and (4) all machinery equipment placed in the buildings and its ancillary attachments provided in (1) to (3) above (aside from those buildings and ancillary attachments placed at Lot No. 1, Sinke Section, Shinshr Shiang, Tainan County, as provided by the Borrower and accepted by the Security Agent.

1.24	“Net Worth” shall mean the shareholders’ equity of the Borrower.

1.25	“Tangible Net Worth” shall mean the shareholders’ equity minus intangible assets of the Borrower.

1.26	“Liquidity Ratio” shall mean a ratio of current assets to current liabilities of the Borrower.

1.27	“Interest Coverage Ratio”

shall mean earnings before tax plus depreciation plus amortization plus interest expense to interest expense.

1.28	“Leverage Ratio” shall mean a ratio of total liabilities of the Borrower to Tangible Net Worth.

1.29	“Earnings Before Tax Ratio” shall mean a ratio of earnings before tax to net business income of the Borrower.

1.30	“Risk Participation Percentage” shall mean, in connection with the matters relevant to the Facility and the Banks, the Commitment Percentage of respective Bank prior to the drawdown by the Borrower; or, after the drawdown is made by the Borrower, the percentage of the outstanding principal amount payable to respective Bank under the Facility to the total outstanding principal amount payable under the Facility.

1.31	“Officers of the Agents” shall mean the managers, staff, attorneys and other relevant personnel of the Agents.

2.	TOTAL FACILITY AMOUNT AND ALLOCATION

2.1	The Total Facility Amount is Eight Billion Four Hundred and Ten Million New Taiwan Dollars (NT$8,410,000,000) and will be allocated as follows:

2.1.1	Tranche A Facility:

Tranche A Facility shall be categorized as middle term secured loan in terms of accounting. Tranche A Facility is secured by the land, building and its ancillary attachments among the Mortgaged Assets in an aggregate principal amount of Three Billion Twenty Eight Million New Taiwan Dollars (NT$3,028,000,000). Tranche A Facility may be drawn in installments on a non-revolving basis for the repayment of Existing Indebtedness.

2.1.2	Tranche B Facility

Tranche B Facility shall be categorized as middle term secured loan in terms of accounting. Tranche B Facility is secured by the machinery equipment and its ancillary attachments among the Mortgaged Assets as provided by the Borrower and accepted by the Security Agent in an aggregate principal amount of Five Billion Three Hundred and Eighty Two Million New Taiwan Dollars (NT$5,382,000,000). Tranche B Facility may be drawn in installments on a non-revolving basis for the repayment of Existing Indebtedness.

2.2	The Bank shall perform its obligation under the Agreement in accordance with the Commitment Amount set out in Schedule 2. Unless otherwise provided in the Agreement, any Bank shall immediately notify the Borrower and the Facility Agent in writing if it fails to make advances in accordance with this Agreement and the Commitment Amount or Commitment Percentage of such Bank shall be reduced on a pro rata basis. The Facility Agent and other Banks are not responsible for the act of such breaching Bank and the obligations of the Facility Agent and other Banks to make advances under the Agreement remains unchanged.

2.3	The Bank fails to make advances in accordance with Article 2.2 shall, if the Bank is imputed for such failure, indemnify the damage incurred by the Borrower there from, including but not limited to the funding cost of the Borrower which exceeds the interest rate or fee under the Facility while the Facility Agent and other Bank shall in no event be held responsible for such failure; provided, however, the Borrower shall furnish the relevant invoices or certificates supporting the alleged losses and expenses; if the Bank is not imputed for such failure, the Facility Agent and the Bank shall assist the Borrower with their reasonable effort in obtaining other facility to the extent permitted by the relevant laws and regulations. Notwithstanding the above, none of the Bank failing to make advances, other Banks and the Facility Agent shall be responsible for the availability of such facility.

3.	FACILITY PERIOD

3.1	Tranche A Facility: The facility period of Tranche A Facility shall be five years commencing from the First Drawdown Date.

3.2	Tranche B Facility: The facility period of Tranche B Facility shall mean four years commencing from the First Drawdown Date.

4.	REPAYMENT PLACE AND OTHERS

4.1	Repayment Place:

Unless otherwise agreed by all the Banks in advance, the Borrower shall repay any indebtedness or take any action under the Facility at the repayment place, otherwise the payment obligations hereunder shall not be discharged and the action taken shall not be effective.

4.2	Repayment Currency:

The Borrower shall, for all amount payable under the Agreement and its relevant documents, make any and all repayment pursuant to its nature (for instance the principal, interest or fee) in New Taiwan Dollars on the due date of respective amount payable in accordance with the relevant provisions hereof.

4.3	Repayment Date:

Unless otherwise provided in the Agreement, if the date the Borrower shall make any payment under the Agreement is not a Bank Business Day, such due date shall be extended to the next succeeding Bank Business Day unless such next succeeding Bank Business Day falls in another calendar month, in which case such due date shall end on the immediately preceding Bank Business Day.

5.	SPECIMEN CHOP AND/OR SIGNATURE

5.1	The Borrower shall provide its specimen chop and/or signature (in the form of Exhibit 1) to the Agents specifying the name, position and the specimen chop and/or signature of each authorized signatory of the relevant documents under the Agreement. The specimen chop and/or signature shall be effective to the Borrower in respect of any matters relevant to the Agreement and the Borrower shall be absolutely bound by such specimen chop and/or signature. Unless the Borrower notifies the Agents for change in accordance with Article 5.3, the Agents may rely on the genuineness of the documents with the specimen chop and/or signature attached as legally authorized and validly executed if the Agents, through its relevant personnel, deems that the signature or chop conforms to the specimen preserved by the Agents. The Borrower will in no event deny the validity of the documents by asserting the forgery or theft of the specimen.

5.2	The Agents is entitled to refuse to proceed on any application or documents relevant to the Agreement provided by the Borrower if the Agents find the specimen chop and/or signature is inconsistent with the ones preserved by the Agents.

5.3	the Borrower shall notify the Agents in writing regarding the changes of its name, organization, Articles of Incorporation, representatives, authorization of the representatives or the specimen. If the preserved specimen chop and/or signature is changed thereby, the Borrower shall immediately apply for the alteration or cancellation of specimen chop and/or signature. The changes above shall not be a valid defense by the Borrower against the Banks before the Borrower notifies the Agents the same and completes the required procedure. The specimen chop and/or signature preserved by the Agents shall remain effective before the Borrower completes the required procedures of alteration or cancellation of specimen chop and/or signature and the Borrower shall bear full responsibility for all the transaction with the Bank arising from the utilization of the original specimen chop and/or signature.

6.	PROMISSORY NOTE AND NOTE AUTHORIZATION

6.1	The Borrower shall issue and deliver to the Security Agent a Promissory Note (in the form of Exhibit 2) payable to the Security Agent in the amount of Eight Billion Four Hundred and Ten Million New Taiwan Dollars with the issue date as the First Drawdown Date together with Note Authorization (in the form of Exhibit 3) prior to the First Drawdown Date.

6.2	The Security Agent may present the Promissory Note and exercise the right thereon upon the acceleration declared by the Banks regarding a part or the whole Facility in accordance with Article 25.2 if the Borrower meets the events provided in Article 25.1.1 to 25.1.10.

6.3	The Security Agent may request the Borrower to issue new Promissory Note and Note Authorization in exchange for such Promissory Note(s) and Note Authorization(s) previously delivered to the Security Agent when it deems necessary and the Borrower shall not refuse such request. The Borrower shall not apply for exchange of any Promissory Note(s) and Note Authorization(s) due to its partial repayment of the loan under the Facility or its cancellation of facility amount.

6.4	The Security Agent shall return the Borrower the Promissory Note and Note Authorization upon the expiration of the Facility Period unless the Security Agent has exercised the right under the Promissory Note.

7.	RESERVE ACCOUNT OF THE FACILITY

7.1	The Borrower shall open a reserve account with the Facility Agent for the purpose specified under Article 7.2 and shall cause the balance in such account not less than the aggregate interest payments for the succeeding two months from time to time. The Facility Agent shall approve the close of such reserve account upon the full repayment of the indebtedness under this Facility by the Borrower.

7.2	The facility amount drawn by the Borrower hereunder shall remit to the reserve account and is deemed to have been received by the Borrower upon such remittance. The reserve account shall be utilized for the repayment of the Existing Indebtedness and shall be remitted to the designated accounts in accordance with the Details of Repayment Schedule as set out in Schedule 4. Once the Borrower delivers the Details of Repayment Schedule, it shall not be withdrawn, cancelled or render it ineffective in any form. However, the Borrower may make change to such subject to the Facility Agent’s prior written consent. If the balance in the reserve account is insufficient to meet amount in the Details of Repayment Schedule, the Facility Agent is not obliged to remit accordingly unless the Borrower replenishes such deficiency.

7.3	Unless otherwise provided herein, the Borrower shall not assign, change, close, create pledge or other encumbrances, entrust or dispose over the reserve account in any other form.

II.	INTEREST RATE AND TAX

8.	INTEREST RATE AND TAX

8.1	Interest Rate:

The applicable interest rate of the Facility shall be the reference rate plus the margin of 1.55% per annum. Interest rates shall be round to the nearest fourth decimal point.

8.2	Reference Rate:

The reference rate in Article 8.1 shall mean the floating interest rate for one-year time deposit as displayed in the bulletin of Chunghwa Post Co., Ltd (non large deposit).

8.3	Interest Adjustment Date of the Reference Rate:

The last date of each calendar month shall be the interest adjustment date of the reference rate. If such date is not a Bank Business Day, the interest adjustment date shall be the preceding Bank Business Day.

8.4	Margin Adjustment Mechanism and Interest Adjustment Date:

The margin above the interest rate under the Facility shall be adjusted according to the following every year with reference to the Pretax Income Margin in its annual non-consolidated financial statements audited by a certified public accountant. The interest payment date in May each year shall be the interest adjustment date.

Pretax Income Margin (X)	Margin
X≤0%	1.55%
0%<X≤6%	1.30%
6%<X	1.05%

8.5	Interest Payment Date:

8.5.1	Interest shall be calculated in accordance with the actual number of days elapsed on the basis of a year of 365 days.

8.5.2	Interest payment date under the Facility shall be the last date of each calendar month. If such date is not a Bank Business Day, the interest payment date shall be the preceding Bank Business Day.

8.6	Default Interest and Penalty:

In the event that the Borrower shall fail to timely pay any principal or interest due and payable hereunder, the Borrower shall pay default interest on such principal or interest at the rate which is one point five percent (1.5%) per annum above the applicable interest rate of the Facility commencing from the due date or payment date (inclusive) until the date of actual payment. In addition to such default interest, with respect to any principal or interest due and unpaid for a period of less than six (6) months, a penalty charge shall be paid at the rate equal to ten percent (10%) of the default interest Rate; for any amount due and unpaid for a period exceeding six (6) months, a penalty charge shall be paid at the rate equal to twenty percent (20%) of the default interest rate. If the Borrower fails to pay any amount which is due for a period of more than one (1) year (or such shorter period permitted by law) after demand for payment, the Facility Agent may roll over such default interest into any principal of the Facility for the calculation of interest.

8.7	Tax Burden:

8.7.1	The Borrower shall bear the Business Tax in connection with the interest and the stamp duty under the Facility.

8.7.2	Article 11 of the Value-added and Non-value-added Business Tax Act has been modified and the Business Tax for banking industry decreased from July 1, 1999. 3% of the sales amount generated from the operation other than the operation of the primary business (the difference between the prevailing 2% and the original 5%) shall be solely used by the banks for writing off overdue loans or setting aside allowances for bad debts pursuant to the applicable laws. Therefore the business tax to be born by the Borrower in connection with interest under the Facility shall be calculated at the original business tax rate as provided in Article 10 of the Value-added and Non-value-added Business Tax Act (i.e. 5%); provided, however, the change of laws after the execution of this Agreement shall apply.

8.7.3	The Borrower shall not withhold or deduct any portion of the current and future taxes (unless otherwise provided, including business tax and stamp duty) or fees in other nature from the amount due under this Facility. In the event that the Borrower is required by law to withhold or deduct any amount from payment above, the Borrower shall pay such additional amount as may be necessary in order that the actual amount received after deduction or withholding shall equal the amount that would have been received if such deduction or withholding was not required.

9.	FEE

9.1	Arranger’s Fee and Agent’s Fee:

The Borrower shall pay arranger’s fee to the Arrangers, agent’s fee to the Agents and other fees in the amount and payment terms agreed among the Borrower, Arrangers and Agents prior to the execution of this Agreement in a separate written agreement.

9.2	Commitment Fee:

In the event that the amount drawn by the Borrower does not exceed 80% of the available facility amount, the Borrowers shall, within five days after the expiry of the drawdown period, pay a commitment fee of 0.15% on the difference between the amount drawn and 80% of the available facility amount to the Facility Agent in a lump sum for the distribution to the Banks on a pro rata basis. However, if the facility amount has been cancelled in accordance with Article 15 before the expiry of the drawdown period, the commitment fee shall not apply to the cancelled amount.

9.3	Wavier/Amendment Fee and Operation Fee:

9.3.1	For waiver of any Event of Default or for any amendment (Save for amendments to this Agreement due to any change in laws or regulations) applied by the Borrower to the Agreement, the Borrower shall pay an operation fee of NT$50,000 per application to the Facility Agent. The Borrower shall further pay to the Facility Agent, an operation fee of 0.01% on the outstanding facility amount payable within 5 calendar days upon the consent resolved by the Banks for the distribution to the Banks on the basis of Risk Participation Percentage.

9.3.2	If the Borrower is required to adopt International Financial Reporting Standards (“IFRS”) in preparing its financial statements, subject to the Majority Resolution on the renewal of the financial ratios provided in Article 17.1.1 to 17.1.3, the amendment fee and operation fee shall not apply.

9.4	Other Relevant Fee:

Aside from the fees above, the Borrower shall bear all the expenses before the execution of the Agreement and during the Facility Period, including but not limited to the followings:

9.4.1	The expenses on organizing the Banks.

9.4.2	The expenses on registration of the Mortgaged Assets.

9.4.3	The attorneys’ fee incurred by the Arrangers and Agents for the preparation, execution and discussion of the Agreement.

9.4.4	The attorney’s fee for amendments to the Agreement.

9.4.5	The expenses on the execution of the Agreement.

9.5	Payment of the Fees:

Unless otherwise provided herein, the Borrower shall pay the fees and expenses payable provided in this Article no later than five Bank Business Days upon the Borrower’s receipt of the payment notification delivered by the Facility Agent; which also apply to the disbursements extended by the Banks; provided, however, the Banks are not obliged to make any disbursements.

9.6	Default Interest and Penalty to the Fees:

In the event that the Borrower shall fail to timely pay any fees or expenses, unless otherwise provided herein, the Borrower shall pay default interest on such fees or expenses at the rate which is one point five percent (1.5%) per annum above the applicable interest rate of the Facility commencing from the payment date provided in Article 9.5 (For disbursements by the Banks, from the date of making disbursements) until the date of actual payment. In addition to such default interest, with respect to any fees or expenses due and unpaid for a period of less than six (6) months, a penalty charge shall be paid at the rate equal to ten percent (10%) of the default interest Rate; for any amount due and unpaid for a period exceeding six (6) months, a penalty charge shall be paid at the rate equal to twenty percent (20%) of the default interest rate. If the Borrower fails to pay any amount which is due for a period of more than one (1) year (or such shorter period permitted by law) after demand for payment, the Facility Agent may roll over such default interest into any principal of the Facility for the calculation of interest.

III.	DRAWDOWN OF FACILITY

10	CONDITION PRECEDENT TO FIRST DRAWDOWN

10.1	This Agreement is jointly executed by all the parties hereto upon the first drawdown by the Borrower.

10.2	All the approvals required have been obtained upon the first drawdown by the Borrower, including the valid resolutions of the Board of Directors of the Borrower for approving the execution of the relevant documents (including but not limited to the Agreement, Promissory Note, Note Authorization and the certificate supporting the valid authorization by the Borrower as well as the provision of the Mortgaged Assets and the creation of first priority mortgage over the Mortgaged Assets in favor of the Security Agent) and the conformity to the requirements of the relevant authorities.

10.3	There is no material adverse change to the Borrower’s finance, operation and assets.

10.4	No litigation, arbitration, administrative appeal, breach or other disputes, which might have a material adverse effect on the Borrower’s financial conditions, business operations and properties.

10.5	If there is shareholder’s loan existing upon the first drawdown by the Borrower, the Borrower shall provide the duly executed Subordination Undertaking by its shareholders undertaking that except for the capitalization of such loans, the shareholder’s loan shall not be repaid before the full repayment of the indebtedness hereunder.

10.6	The Borrower shall provide the Details of Repayment Schedule as approved by the Facility Agent.

10.7	For those buildings and its ancillary attachments among the Mortgaged Assets provided by the Borrower and are situated at the land rented from the Science Park, the Borrower shall provide a lease agreement which is validly effective, absent of breach and the term of which exceeds the Facility Period.

10.8	The Borrower is validly existing as a corporation. There is no ongoing reorganization, debt clearance, suspension, winding-up, liquidation in connection with the Borrower, nor has the Borrower’s registration been cancelled or abolished by the competent authority.

10.9	The financial information provided by the Borrower is accurate.

10.10	Other reasonable conditions precedent required by the Agents.

11.	DRAWDOWN PERIOD

The Borrower shall complete all drawdown within 3 (3) months after the First Drawdown Date. Upon the expiry of such drawdown period, all undrawn facility amount shall be automatically cancelled and cannot be re-borrowed.

12.	DOCUMENTS FOR DRAWDOWN

The Borrower shall fulfill the conditions precedent for the first drawdown provided in Article 10 and provide the following documents (photocopies of the documents shall be certified by the person who has provided the same to be genuine, accurate and complete) to the Facility Agent (unless otherwise requested by the Facility Agent, the documents which have already provided is not required to provide again) in form and substance satisfactory to the Facility Agent:

12.1	the minutes and resolutions of the Board of Directors of the Borrower for approving the matters including but not limited to the followings:

12.1.1	Approving the Facility, authorizing its representative to sign and agree on all the terms in this Agreement.

12.1.2	Approving the provision and the creation of first priority mortgage over the Mortgaged Assets in favor of the Security Agent.

12.1.3	Approving the provision of Negative Pledge Certificate and a Non-letting Undertaking.

12.2	the latest Articles of Incorporation and a certified copy of the Borrower’s articles of incorporation (including the roster of directors and supervisors).

12.3	Details of Repayment Schedule in the form of Schedule 4.

12.4	the specimen chop and/or signature of the Borrower in the form of Exhibit 1.

12.5	Promissory Note (in the form of Exhibit 2) and Note Authorization (in the form of Exhibit 3).

12.6	Drawdown Request in the form of Exhibit 4.

12.7	Negative Pledge Certificate in the form of Exhibit 8.

12.8	Non-letting Undertaking in the form of Exhibit 9.

12.9	Subordination Undertaking of shareholder in the form of Exhibit 11.

12.10	Assignment of Insurance Interest in the form of Exhibit 12.

12.11	Undertaking of Insurer in the form of Exhibit 13.

12.12	photocopy of Rules for Lending Capital of the Borrower.

12.13	photocopy of Rules for Provisions of Endorsements and Guarantees of the Borrower.

12.14	the latest financial statements of the Borrower audited by a certified public accountant.

12.15	the supporting documents for the Borrower’s reserve account.

12.16	other necessary documents or certificates reasonably required by the Agents.

IV.	DRAWDOWN AND CONDITIONS PRECEDENT

13.	DRAWDOWN AND CONDITIONS PRECEDENT

13.1	Drawdown:

With respect to the first drawdown, the Borrower shall, at least seven (7) Business Days prior to the First Drawdown Date, for any subsequent drawdown, at least five (5) Business Days prior to the relevant Drawdown Date (or such shorter period of time agreed by the Facility Agent) submit a Drawdown Request in the form of Exhibit 4 to the Facility Agent. Once the Borrower has issued the Drawdown Request, it shall not be withdrawn or cancelled. The Facility Agent shall notify each Bank to make available the funds in accordance with its respective Participation Percentage by delivering an Appropriation Notice (in the form of Exhibit 5) no later than two (2) Business Days prior to the relevant date for advance. Each Bank shall remit its respective fund to the account designated by the Facility Agent no later than 12:00 noon on the date specified in the Appropriation Notice.

13.2	Conditions of drawdown:

With respect to the first drawdown, the Borrower shall simultaneously provide a Details of Repayment Schedule (in the form of Schedule 4) to the Facility Agent, and the Facility Agent shall notify each Bank to make available the funds in accordance with its respective Participation Percentage and shall repay the Existing Indebtedness for the Borrower; if the Facility Agent has made the remittance to the creditor’s account designated by the Borrower pursuant to the instruction of the Borrower, the Borrower is deemed to receive such advance and shall not raise any objection, withdraw or cancel such instruction or render it ineffective in any way.

V.	REPAYMENT OF PRINCIPAL

14.	REPAYMENT OF PRINCIPAL

The Borrower shall repay the Facility by installment in accordance with the following as from the expiry of six (6) months after the First Drawdown Date and thereafter in a six (6) month interval. The Borrower shall in any event repay the entire outstanding principal, interest together with all the relevant fees and expenses under the Facility in the last installment:

Repayment Installment	Repayment Percentage Tranche A Facility	Repayment Percentage Tranche B Facility
1~2	—	5% per installment
3~4	—	20% per installment
5~6	10% per installment	15% per installment
7~8	10% per installment	10% per installment
9~10	30% per installment	—

VI.	CANCELLATION OF FACILITY AMOUNT

15.	CANCELLATION OF FACILITY AMOUNT

15.1	The Borrower may cancel all or any portion of the undrawn Aggregate Commitment Amount in accordance with following Article 15.1.1 to 15.1.3; provided, however, any cancelled portion of the Commitments may not re-borrowed and each Bank’s Commitment shall be reduced on a pro-rata basis:

15.1.1	any partial cancellation shall be in the minimum amount of Fifty Million NT Dollars and shall be a whole integral multiple of Ten Million.

15.1.2	the Cancellation Date shall be an Interest Payment Date.

15.1.3	Each cancellation shall be made by an irrevocable notification in writing to the Facility Agent at least fifteen (15) calendar days prior to the cancellation date.

15.2	If the Borrower cancel the facility amount not in accordance with the provisions under Article 15.1.1 to 15.1.3, it shall be liable for an indemnification of 0.15% of the cancelled amount and shall pay such amount to the Facility Agent on the Cancellation Date for its distribution to other Banks.

VII.	PREPAYMENT

16.	PREPAYMENT

16.1	Unless otherwise provided herein, the Borrower may prepay the outstanding amount of the Facility in whole or in part in accordance with following Article 16.1.1 to 16.1.3; provided, however, any cancelled portion of the Commitments may not re-borrowed and each Bank’s Commitment shall be reduced on a pro-rata basis:

16.1.1	any partial prepayment shall be in the minimum amount of Fifty Million NT Dollars and shall be a whole integral multiple of Ten Million.

16.1.2	the Prepayment Date shall be an Interest Payment Date.

16.1.3	Each prepayment shall be made by an irrevocable notification in writing to the Facility Agent at least fifteen (15) calendar days prior to the Prepayment Date.

16.2	If the Borrower prepay the facility amount not in accordance with the provisions under Article 16.1.1 to 16.1.3, it shall be liable for an indemnification of 0.15% of the prepaid amount and shall pay such indemnification to the Facility Agent on the Prepayment Date for its distribution to other Banks.

16.3	The Borrower shall prepay the Tranche B Facility first and the prepayment shall be applied against repayment installments of the Facility in the inverse order of their maturities as provided in Article 14. All interests and other amount payable to which such prepayment is applied shall concurrently be paid together with the principal amount prepaid hereunder.

VIII.	REPRESENTATION AND WARRANTIES

17.	COVENANT

The Borrower hereby undertakes to perform including but not limited to the following undertakings throughout the Facility Period:

17.1	The Borrower shall maintain the following financial ratios throughout the Facility Period and such ratios shall be reviewed on an annual basis:

17.1.1	Liquidity Ratio: shall not be lower than one hundred percent (100%).

17.1.2	Interest Coverage Ratio: shall not be less than two point five (2.5).

17.1.3	Leverage Ratio: shall not be higher than one hundred and sixty percent (160%) for the fiscal year 2011 and one hundred and forty percent (140%) as from the fiscal year 2012.

17.2	The financial ratios and covenants under Article 17.1.1 to 17.1.3 shall be based on the annual non-consolidated financial statements audited by a certified public accountant on an annual basis (the Annual Review Date being each April 30). In the event that the Borrower fails to comply with any of the above financial covenants, it shall pay a default charge at the rate of 0.05% on the outstanding principal on the Annual Review Date to the Facility Agent for its distribution to the Banks and such failure shall not be deemed as an Event of Default upon the full payment of the default charge. However, in the event that the Borrower fails to remedy to reach the required ratios before the next Annual Review Date, it shall be deemed an Event of Default without prejudice to its obligation to pay a default charge at the rate of 0.05% on the outstanding principal on the Annual Review Date to the Facility Agent for its distribution to the Banks.

17.3	If the Borrower is required to adopt International Financial Reporting Standards (“IFRS”) in preparing its financial statements, which renders its failure to comply with the financial ratios and covenants under Article 17.1.1 to 17.1.3, such failure shall not be deemed as an Event of Default if the financial ratios are renewed by the Majority Resolution.

17.4	The Borrower shall furnish to the Facility Agent with the annual consolidated and non-consolidated financial statements within one hundred and twenty (120) calendar days after the end of each financial year. Upon the provision of the financial statements above, the Borrower shall issue a certificate certifying no violation of financial covenants in the form of Exhibit 10; provided however, such certificate is not required under the circumstance provided in Article 17.3.

17.5	The Borrower shall appropriately maintain and upkeep the Mortgaged Assets and shall not create any other encumbrances over the Mortgaged Assets before the full repayment of the Facility.

17.6	The Borrower shall maintain any official approval, license, or permit necessary for the Borrower’s performance of the obligations herein and shall comply with all laws and regulations promulgated by the authorities in the ROC.

17.7	The Borrower shall keep its financial status and operation in fair conditions.

17.8	The Borrower shall notify the Facility Agent in writing within five (5) calendar days after it has passed any board resolution for engagement into any substantial investment (the amount of which reaches NT$500,000,000 or its equivalent).

17.9	The Borrower shall not engage into any merger or spin-off save for a merger under which it is the surviving company and there is no adverse change in its financial and business conditions.

17.10	Unless otherwise provided herein, without obtaining a prior consent adopted by a Majority Resolution, the Borrower shall not conduct any of the following acts:

17.10.1	change its primary scope or nature of business, or dispose its main asset, transfer, lease or dispose in any other form.

17.10.2	Unless otherwise permitted in the Borrower’s Rules for Provisions of Endorsements and Guarantees and Rules for Lending Capital, and save for those made in the course of ordinary business of the Borrower, lend funds to other, assumes liabilities, provide guarantee, issue notes, endorses or otherwise be liable for the debts of any third person. With respect to the lending and guarantees permitted in the Borrower’s Rules for Provisions of Endorsements and Guarantees and Rules for Lending Capital, and those made in the course of ordinary business of the Borrower, the Borrower shall notify the Facility Agent in writing within five (5) calendar days upon its engagement of the lending and/or guarantees which involves an amount exceeding NT$200,000,000 or its equivalent.

17.10.3	Unless otherwise required by the relevant laws or administrative rules, distribute cash dividends upon the occurrence of an Event of Default.

17.11	If there is existing shareholder’s loan by the Borrower, the Borrower shall provide the duly executed Subordination Undertaking by its shareholders undertaking that except for the capitalization of such loans, the shareholder’s loan shall not be repaid before the full repayment of the indebtedness hereunder.

17.12	The Borrower shall pay all taxes and repay any other indebtedness when due.

17.13	The Borrower shall ensure that the HSP Lease Agreement and STSP Lease Agreement remain effective and shall ensure its conformity to the terms therein. The borrower shall notify the Facility Agent in writing within ten (10) Bank Business Days upon any amendment or change to the HSP Lease Agreement or STSP Lease Agreement.

17.14	There has been no violation of laws or other agreements which may have an adverse effect on its ability to perform the Agreement.

18.	REPRESENTATIONS UPON EXECUTION

The Borrower hereby represents and warrants the followings:

18.1	The Borrower is duly organized and validly existing as a corporation under the laws of the Republic of China, and has obtained all the approvals from the government and other administrative bodies.

18.2	The Borrower is qualified to do its current business, has the legal right to own its assets, and has the corporate power and authority to enter into, deliver and perform the Agreement and issue the Promissory Note and Note Authorization. The execution and performance of the Agreement and its relevant documents by the Borrower have not violated any laws or orders, its contractual agreement with any third party, its Articles of Incorporation or other constitutional documents, and no documents are forged or modified.

18.3	The execution, delivery and performance of this Agreement and its relevant documents do not violate any requirements of laws and orders, and will not result in any violation of laws or contractual agreements.

18.4	The Borrower has obtained the necessary approval or consent from its Board of Directors.

18.5	The Borrower is not in violation of any binding contractual agreement or documents to which the Borrower is a party.

18.6	Upon the application of drawdown under the Facility, the information and contents of the documents provided by the Borrower to the Banks are true and correct.

18.7	No litigation, non-litigation, arbitration, administrative appeal or disputes, compulsory execution, default nor any other procedure which might have a material adverse effect on the Borrower’s financial conditions, business operation or property is pending.

18.8	There has been no material adverse change in the financial condition, business operations and properties of the Borrower.

18.9	The financial information provided by the Borrower is accurate in all aspects.

18.10	There is no violation of laws or default affecting the Borrower’s ability to perform this Agreement.

19.	REPRESENTATION UPON EACH DRAWDOWN

The Borrower hereby represents and warrants the followings upon each drawdown:

19.1	the representations, warranties, undertakings and covenant as well as the information and documents provided by the Borrower remain true and correct; all documentation previously delivered pursuant to the Agreement remains in full force and effect, without modification or has been updated with notification; or the most updated documentation has been voluntarily provided or provided upon the request by the Banks and remains in full force and effect.

19.2	There has been no Event of Default and the performance of the Agreement will not violate the Borrower’s contractual agreements with any third party.

IX.	SECURITY

20.	MORTGAGED ASSETS

20.1	Provisions of the Mortgaged Assets

20.1.1	The Borrower agrees to mortgage the Mortgaged Assets in favor of the Security Agent, individually or jointly, by way of first priority mortgage, and to use the Detailed Terms and Conditions of Real Estate Mortgage Agreement and Chattel Mortgage Agreement in the form of Exhibit 6 and 7 respectively for the purpose of filing for the registration of mortgage with the Security Agent.

20.1.2	Land, building and its ancillary attachments among the Mortgaged Assets shall be appraised by the professional appraisal firm approved by the Security Agent and shall be mortgaged in favor of the Security Agent in an amount of one hundred twenty percent (120%) of the Secured Lending Amount for Tranche A Facility, which is eighty percent (80%) of the appraised value (deducting the Land Value Increment Tax based on the Current Land Value).

20.1.3	Machinery equipment and its ancillary among the Mortgaged Assets as provided by the Borrower and accepted by the Security Agent shall be appraised by the professional appraisal firm approved by the Security Agent or be evaluated in accordance with the relevant procuring certificates (including but not limited to invoices or other certificates approved by the Security Agent which could be dated back to twelve (12) months but not more from the relevant drawdown date) and shall be mortgaged in favor of the Security Agent in an amount of one hundred thirty percent (130%) of the Secured Lending Amount for Tranche B Facility, which is fifty to seventy percent (50~70%) (50% for those the remaining useful life of which is less than 24 months (inclusive); 65% for those the remaining useful life of which exceeds 24 months and no less than 48 months (inclusive); 70% for those the remaining useful life of which exceeds 48 months) of the appraised value or the amount of the relevant procuring invoices (deducting depreciation). Upon the completion of the registration of first priority chattel mortgage, the Borrower shall, pursuant to the instruction by the Facility Agent, immediately affix such plaques or other markings on the Mortgaged Assets identifying the Security Agent as mortgagor, and take photographs and deliver such to the Security Agent for record.

20.1.4	In the event that the mortgage registration of the Mortgaged Assets in favor of the Security Agent has not yet been completed prior to the First Drawdown Date, the Borrower shall, cause and procure its board of directors to issue a Negative Pledge Certificate (in the form of Exhibit 8) agreeing on the provision of such Mortgaged Assets and not to encumber the Mortgaged Assets by mortgage to a third party; provided, however, the Borrower may request for drawdown within the Secured Lending Amount and complete the registration of first priority mortgage in favor of the Security Agent no later than ten (10) Bank Business Days (or other period approved by the Security Agent) after the drawdown date.

20.1.5	The Borrower shall issue a Non-letting Undertaking in the form of Exhibit 9 in respect of the Mortgaged Assets.

20.2	Appointment of Mortgagee:

The Agreement is entered into by and among the Borrower and the Banks. Each Bank hereby agrees to register all the mortgage documents and Mortgaged Assets under the name of the Security Agent and that all the security interest in the Security Agent in its capacity of a joint and several creditor and for the joint and several benefits of the Banks. Each Bank further agrees to appoint the Security Agent as the mortgagee, pledge or other right holder of encumbrances in any other form as well as the beneficiary of the relevant insurance.

20.3	Scope of Debt Secured by Mortgaged Assets:

The Borrower agrees to provide the Mortgaged Asset as security to all indebtedness incurred by the Borrower to the Banks under the Agreement, including the note obligations, principal, interest, default interest, penalties, arranger’s fee, agent’s fee, commitment fee, indemnification, amendment fee, appraisal fee of the Security, registration fee of the Security , insurance premium, fees and expenses for compulsory enforcement, expenses for participation of distribution, other fees, damages due to the failure to perform all the obligations herein.

20.4	Borrower’s Representation I:

The Mortgaged Assets conform to the quality, amount, specification and the information or documents provided by the Borrower and is wholly and legally owned by the Borrower. There is no encumbrances or right over the Mortgaged Asset beyond the knowledge of the Security Agent upon the execution of the Agreement. The Mortgaged Assets may be inspected by the Security Agent from time to time upon its request. The Borrower shall provide other assets of equivalent or higher value compared to the Mortgaged Assets or repay partial indebtedness, it shall further indemnify the Banks against any dispute arising from the inconformity of the Mortgaged Assets.

20.5	Borrower’s Representation II:

If any of the Mortgaged Assets is damaged, loss or devaluation due to the natural disaster, change of circumstance, act of third party or other event not attributable to the Borrower, the Borrower shall notify the Security Agent immediately and restore its value by providing additional cash or additional assets unanimously approved by all the Banks. The Security Agent may prescribe a deadline for the provision of additional cash or assets and if the Borrower fails to meet the deadline, the Facility Agent may declare an Event of Default as provided in Article 25.

20.6	Transformation of Mortgaged Assets:

If any of the Mortgaged Assets is expropriated or for any other reason, consequently causing the Borrower eligible for compensation, indemnity or other interest therefore, the secured indebtedness of the Banks shall remain on the compensation, indemnity or other interest in the form of pledge. The Security Agent is entitled to receive such proceeds for the benefit of the Banks or exercise the pledge as evidenced by the Agreement which constitutes the irrevocable authorization by the Borrower. However, the Borrower shall promptly reimburse the Facility Agent for the deficiency if those proceeds are not sufficient to justify the devaluation of the first priority mortgage in respect of such Mortgaged Assets.

20.7	Replacement of the Mortgaged Assets:

During the Facility Period, the Borrower may replace any machinery equipment or its ancillary among the Mortgaged Assets for the purpose of advancing the technology standard; or if any of the machinery equipment or its ancillary is damaged and may not be repaired (the “Old Mortgaged Machinery”), the Borrower may replace such with the newly procured semiconductor packaging or testing machine and its ancillary (the “New Mortgaged Machinery”) subject to the following:

20.7.1	The procuring certificates for the New Mortgaged Machinery shall not be lower than the appraised value/amount of procuring certificate of the Old Mortgaged Machinery.

20.7.2	If the amount of the Mortgaged Assets (as stated in the procuring certificate) to be replaced by the Borrower does not exceed NT$100,000,000 and the amount of the Mortgaged Assets which have been replaced in accordance with the above, in the aggregate, does not exceed NT$500,000,000, such replacement shall be subject to the written consent of the Security Agent (Within the limits provided, the Security Agent is authorized by each Bank hereof to decide whether to approve the replacement at it sole discretion without notifying or obtaining the consent from other Bank). However, if the amount of the Mortgaged Assets to be replaced by the Borrower exceeds the limits above, the replacement shall be subject to the consent by Majority Resolution.

20.7.3	Upon the written consent of the Security Agent or the consent by Majority Resolution, the Borrower shall create the first priority chattel mortgage over the New Mortgaged Machinery in the same amount as such created in accordance with the Agreement; and shall take out the insurance and assign the insurance interest in accordance with the provisions under the Agreement. Subject to the completion of the above, the Borrower may request the Security Agent to invalidate the mortgage over Old Mortgaged Machinery (the Security Agent may at the same time invalidate the mortgage over Old Mortgaged Machinery pursuant to the consent by the Majority Resolution). The New Mortgaged Machinery upon the completion of the procedures provided in this Article 20.7 shall be deemed as a part of the Mortgaged Assets.

20.8	Diminution of the Mortgaged Assets:

Unless otherwise provided herein or approved by the Majority Resolution, the Borrower shall not sell, lease, lend, transfer, entrust, dismantle, rebuild, supplement all or a part of the Mortgaged Assets, or take any action which could diminish the value of the Mortgaged Assets.

20.9	Expenses of the Security:

The Borrower shall bear all the expenses incurred by the Banks in respect of the Mortgaged Assets or the enforcement of the mortgage.

20.10	Return of Documents and Request for Invalidation of Mortgage:

The Security Agent shall invalidate the mortgages and return the relevant documentation after all indebtedness under this Agreement are paid in full by the Borrower.

20.11	Maintenance of the Mortgaged Assets:

The Borrower shall upkeep the Mortgaged Assets appropriately during the Facility Period.

20.12	Insurance of the Mortgaged Assets:

20.12.1	The Borrower shall take out the insurance over the Mortgaged Assets in the amount and kind recognized by the Security Agent and consistent with the practice of the business of like kind and subsequently assign the relevant insurance interests to the Security Agent by the assignment agreement in the form of Exhibit 12 by designating the Security Agent as the sole insurance beneficiary to the relevant insurance. The original insurance policy and the copies of the receipt of insurance premium shall be retained by the Security Agent on behalf and for the benefit of the Banks. The Borrower shall also procure the Undertaking of Insurer issued by the insurer in the form of Exhibit 13 and deliver such to the Security Agent.

20.12.2	Unless otherwise approved by the Majority Resolution, the Borrower shall not change the beneficiary of the insurance, the mortgagee or the assignee of insurance interests.

20.12.3	The Borrower shall renew the insurance taken out in Article 20.12.1 upon the expiry of the insurance policy and shall bear all the expenses there from. If the Borrower fails to renew such in time or the insurance amount is not sufficient to cover the risk and such failure or insufficiency is not remedied within the period prescribed by the Security Agent, the Borrower hereby agree that the Security Agent, when it deems necessary, is authorized to take out or renew the insurance as evidenced by the Agreement with a written notice to the Borrower, and relevant premium shall be born by the Borrower. However, none of the Security Agent nor the Banks are obliged to take out insurance or disburse the premium. If the Borrower fails to promptly reimburse the Banks of the above, the Banks may roll over such disbursement into the principal under the Facility for the calculation of interest pursuant to the applicable interest rates of the Facility.

X.	PRESERVATION OF RIGHT

21.	SUPERVISION AND REPORT

21.1	The Borrower agrees to be supervised by the Facility Agent regarding the utilization of the Facility. The Facility Agent, when necessary, may audit the business operations and financial status of the Borrower and review the relevant books, financial statements (including consolidate financial statement required by the competent authority), and notes and documents.

21.2	The Facility Agent, when necessary, may request the Borrower to deliver for its review the relevant documents provided in Article 21.1 above, or to provide financial report audited by a certified public accountant as required by the applicable laws. The expenses so incurred shall be borne by the Borrower.

21.3	The Borrower shall voluntarily inform the Facility Agent of any changes to the conditions for drawdown, covenants and others, including but not limited to, financial or business status, financial ratios or other information that would otherwise influence the evaluation by the Banks, or any change to the performance, payment of principal or interests by the Borrower hereunder.

22.	FORGED, DISTORTED AND DAMAGED DOCUMENT

22.1	If any negotiable instruments or documents provided by the Borrower or any other documents issued under the Agreement by the Borrower is forged or distorted; damaged, lost, or delayed during the course of its transmission due to any accidents, incidents or other force majeure events; except for the apparent mistakes of the amount recorded on the book, vouchers, any computer-produced documents, debt certificates, and copies of correspondences at the Agent’s place which has been proven by the Borrower and corrected by the Agents immediately, the Borrower shall acknowledge the amount as recorded on the documents set forth above, and shall, discharge the debt, including interest and principal when due; or reissue a debt certificate to the Agents before due. In any event when the instruments issued by Borrower under the Agent’s custody is lost, damaged or destroyed, the Borrower shall cooperate with the Agents to report such loss, provided that the cost so incurred shall be borne by the Agents.

22.2	In the case that the Borrower’s signatures and chops are appropriated and used on the notes, declaration or other documents held by the Agents in respect of the Facility and the Agents is a bona fide holder without knowledge of such appropriation; or in the case that the Borrower’s signatures and chops are forged, the Borrower shall be liable for any damages suffered by the Banks and Agents incurred therefrom unless it is attributable to the Agents’ willful or gross negligence. When the Agents, based on the notes held, has remitted the proceeds to Borrower’s account in accordance with this Agreement, the Borrower shall not deny the existence of the debt by claiming that the signatures and chops were appropriated or forged.

23.	COOPERATION

23.1	The Borrower agrees and undertakes to promptly take all such actions and execute all such documents as may be required under the Agreement.

23.2	The Borrower agrees that the Agents or each Bank is entitled to outsource the duty of collecting the receivable debt to other agencies in compliance with “Regulations Governing Internal Operating Systems and Procedures for the Outsourcing of Financial Institution Operation” regulated by Financial Supervisory Commission, Executive Yuan, R.O.C., and “Rules on Financial Institutions’ Outsourcing the Receivable Debt Collection Operations” regulated by the Bank Association of the R.O.C.

23.3	The Borrower agrees, and undertakes to cause its representative (including its succeeded representative during the Facility Period) to agree, that each Bank, for the purpose of assignment of its credit rights, may provide all information relevant to the indebtedness of the Borrower hereunder to the assignee (including prospective assignee) and the appraiser of the proposed assignment. In the event that any of the Banks entrusts its asset or assigns its credit rights for the purpose of financial asset securitization, the Borrower agree that the Bank may notify the Borrower by announcement instead of individual notice, without delivering the notice or evidence of announcement to the Borrower.

24.	CONSENT OF COLLECTION, UTILIZATION AND TRANSMISSION

The Borrower agrees and undertakes to cause its representatives (same applies when any of the representative changes during the Facility Period) to agree the follows:

24.1	According to the Computer Processed Personal Data Protection Law (including Personal Information Protection Act, which is to be implemented in a later date), each Bank may collect, process by computers, transmit internationally or use the personal information of the Borrower, its responsible persons and all information between the Borrower, its responsible person and its corresponding institutions for the purpose of this Agreement, provided, that the Banks shall keep all the above information collected for the purpose of this Agreement confidential in accordance with the Banking Act and other relevant laws and regulations.

24.2	Each Bank may provide the above information to the Joint Credit Information Center, National Credit Card Center, Financial Information Service Co., Ltd. and other corresponding institutions of the Banks, who may process the information by computer, transmit internationally and use such information.

24.3	The institutions listed in Article 24.2 may, within its registered business items or the specific purposes of the business needs provided in their Articles of Incorporation, collect, process by computer, transmit internationally and use the personal information of the Borrower, its responsible persons and all information between the Borrower, its responsible persons and its corresponding institutions, and provide such information to each Bank who may process by computer, transmit internationally and use such information.

XI.	EVENT OF DEFAULT AND ACCELERATION

25.	EVENT OF DEFAULT AND ACCELERATION

25.1	The Facility Agent is entitled to suspend the drawdown of this Facility; or, pursuant to the Majority Resolution, terminate the entire or partial undrawn amount under the Facility or to accelerate the entire or partial outstanding amount to maturity upon the occurrence of the following events:

25.1.1	The failure to repay the principal, interest, default interest, penalties, Arranger’s fee, Agent’s fee, commitment fee and any other expenses in accordance with the Agreement or upon the request by the Facility Agent.

25.1.2	Any representation, warranty (including without limitation those provided in Section VIII), or undertaking made or any information, report or statements provided by the Borrower in this Agreement shall be false, untrue, hidden or omitted; or the Borrower shall violate, fail to comply with or perform any terms, undertakings or conditions set forth in this Agreement; provided, however, for the violation of financial covenants provided in Article 17.1.1 to 17.1.3, the Borrower shall fail to meet the ratios provided in Article 17.1.1 to 17.1.3 for consecutive two years.

25.1.3	Any negotiable instrument issued by the Borrower is dishonored, or any of them is rejected by a clearing house.

25.1.4	Other than the indebtedness hereunder, there shall be any event of default by the Borrower in any loan facility granted or indebtedness incurred at present or in the future (including, without limitation, cross default incurred from direct or contingent liabilities) and is not remedied within the period prescribed by the Facility Agent.

25.1.5	The Borrower shall be subject to compulsory execution, provisional seizure, provisional measures, unfavorable judgment, or administrative act, administrative enforcement, restriction on registration, expropriation, frozen or forfeiture of properties, the amount of which is equal to or more than NT$200,000,000 or its equivalent and is deemed to adversely affect the Borrower’s ability to perform this Agreement by Majority Resolution.

25.1.6	The Borrower shall apply for, or be applied involving the settlement under Bankruptcy Act, bankruptcy, debt clearance, reorganization, dissolution, liquidation; or the Borrower shall be merged by third party, engage spin-off or cease its business operation; or any official permit, business license, relevant covenants or license necessary for the Borrower’s operation relevant to the Facility shall become invalid, withdrawn, nullified or terminated.

25.1.7	The Borrower shall fail to utilize the facility in compliance with the funding purposes of this Agreement.

25.1.8	There shall be any material adverse change in the financial conditions, shareholding or management structure or business operation of the Borrower and is deemed to adversely affect the Borrower’s ability to perform this Agreement by Majority Resolution.

25.1.9	The value of the Mortgaged Assets provided by the Borrower shall materially diminish or the mortgage agreements or covenants become unenforceable.

25.1.10	There shall be any other event which is sufficiently deemed to materially affect the Borrower’s ability to perform this Agreement by a Majority Resolution.

25.2	In the event that the Facility Agent, in its discretion or by a Majority Resolution, terminates the entire or partial undrawn amount under the Facility or accelerate the entire or partial outstanding amount to maturity upon the occurrence of the events provided in Article 25.1.1 to 25.1.10 above, the Borrower shall immediately repay all the outstanding amount, including principal, interest, penalty and other relevant fees and expenses. If the Borrower fails to repay in accordance with the above, the Facility Agent may, in its discretion or by a Majority Resolution, exercise all legal and contractual rights (including but not limited to the rights under the laws, the Agreement and its relevant documents), or demand the Borrower for payment by exercising the right over the Promissory Note.

25.3	If the Facility Agent notifies the Borrower of the suspension of drawdown in accordance with Article 25.1, the availability of the Facility shall only be resumed upon the notification issued by the Facility Agent to the Borrower subject to the recognition by a Majority Resolution that the cause of suspension has no longer existed as proved by the Borrower.

25.4	Unless otherwise provided herein, the terms and conditions of the Agreement shall remain effective during the period of suspension under Article 25.1.

XII.	SET-OFF AND DISCHARGE

26.	SET-OFF AND DISCHARGE

Upon the occurrence of the events provided under Article 25.1.1 to 25.1.10 above and upon the acceleration asserted by a Majority Resolution, the Borrower agrees to immediately repay all the outstanding amounts, including principal, interest, penalty and other relevant fees and expenses and further agrees the following:

26.1	Set-Off

26.1.1	The Borrower agrees that each Bank may exercise the right of set-off against any deposit the Borrower placed with the Bank and all its rights against the Bank even if not due, but shall have been deemed due. If the Borrower has other property deposited with any of the Banks, or if any Bank receives any fund on behalf of the Borrower, such Bank may detain or offset after the fund is deposited into its account with the Bank. In the event that any amount in the account of the Borrower with any Bank is subject to provisional seizure, provisional disposition or compulsory execution or other similar legal procedures initiated by the Borrower’s other creditors, an outstanding amount of the Facility hereunder equivalent to the amount enforceable or attachable against which the said procedure is taken shall be, without such the Facility Agent’s notice or demand or a Majority Resolution, deemed due by acceleration and this Article shall apply. Unless otherwise provided herein, the acceleration provided in this Article shall not constitute an Event of Default under Article 25.1. Each Bank exercising its right of set-off shall promptly notify the Borrower and Facility Agent in writing.

26.1.2	In the case of a checking deposit, the Borrower acknowledges and agrees that each Bank may in its check deposit agreement set out the condition subsequent to be the acceleration of the Facility. In the event that the condition subsequent is fulfilled, the aforementioned checking deposit agreement shall cease to be valid and the Bank shall immediately return the balance of such checking account and claim the set-off on such balance against all indebtedness of the Borrower payable to the Banks hereunder and notify the Borrower and the Facility Agent accordingly.

26.1.3	When the Borrower has received or is deemed to have received the notice of set-off from any of the Banks in accordance with Article 26.1.1 to 26.1.2, the set-off shall become retroactively effective from the time such Bank may exercise its right of set-off; at the same time, the deposit certificate, passbook or other certificate of deposit of the Borrower shall become invalidated within the amount being offset.

26.1.4	If the Borrower exercise its right of set-off pursuant to the laws against any of the Banks, only the outstanding amount allocated to such Bank may be offset.

26.2	Discharge

During the Facility Period, if the amounts received as a result of the exercise of the relevant rights under this Agreement, whether by disposing the Mortgaged Assets or payment received in any other way, are insufficient to fully settle all indebtedness of the Borrower, the orders of discharge among the indebtedness owed by the Borrower shall be determined by the Facility Agent. Even if the nature of such indebtedness differs from each other, the Facility Agent may determine the way and orders of discharge and then allocate such to respective Banks based on the Risk Participation Percentage.

XIII.	RELATIONSHIP BETWEEN BORROWER AND BANKS

27.	RELATIONSHIP BETWEEN BORROWER AND BANKS

27.1	The Borrower may not assign all or partial of its rights or obligations hereunder.

27.2	No failure or delay by Arranger, Agents, or any Bank in exercising any right or remedy shall operate as a waiver or estoppels of any right, remedy or condition. Arranger, Agents, or any Bank exercises part of the right or makes partial claim does not constitute a waiver of other right or claim under the Agreement.

XIV.	APPOINTMENT OF AGENT AND RELATED PROVISIONS

28.	APPOINTMENT OF AGENTS

28.1	The Banks jointly appoint the Agents to act as agents as herein specified and authorize the Agents to take such action on their behalves under the provisions of this Agreement and any security instruments referred to herein and to exercise such rights, powers and discretions hereunder as are specifically delegated to the Agents and such rights, powers and discretions as are reasonably incidental thereto. Each Bank shall not revoke or withdraw the forgoing rights, powers and discretions.

28.2	In performing their functions and duties hereunder, the Agents shall act as the agents of the Banks solely for the convenience of the administrative management and shall not be deemed as the trustees of the Banks or trust relationship with the Banks, nor the agents or trustees of the Borrower.

28.3	The Agents may carry out any of their duties hereunder through their personnel.

28.4	Regardless of other provisions hereunder, the fees, costs and expenses (including, without limitation, attorney’s fees, out-of-pocket expenses) incurred by the actions taken by the Agents for the interests of the Banks shall be borne by the Banks pursuant to the Risk Participation Percentage. The Banks shall make advance payment or provide surety to the Agents, otherwise the Agents are not obliged to take any action on their own or pursuant to the instruction made in the resolution adopted by the Banks.

29.	DUTIES OF AGENTS

29.1	The Agents shall act in accordance with the Risk Participation Percentage to manage the Facility and the matters relating to the Banks. In the event that after the Agents’ calculation, the Agents are unable to distribute in accordance with the Risk Participation Percentage, the Agents may, based on their reasonable determination, conduct the distribution, and the Banks shall raise no objections.

29.2	According to the provisions hereunder, the Agents shall distribute all the amounts collected from the Borrower and the amounts relating to the Facility to each Bank in accordance with the Risk Participation Percentage.

29.3	Unless otherwise provided in the Agreement, the Agents shall take actions or inactions pursuant to the Majority Resolution. Such actions or inactions are binding upon the Banks as a whole.

29.4	Unless otherwise provided in the Agreement, the communication of the Agents relating to their management hereunder may be carried out via fax.

29.5	The Agents shall not act against the instruction made by unanimous resolution by the Banks or the Majority Resolution. The Agents shall take legal actions in accordance with the said resolutions, the Agreement and the applicable laws.

29.6	In the event that the Agents deem that an action might constitute the violation of applicable laws and regulations, the Agents may refuse to take such action. In the event that the Agents deem that an action is required in accordance with the applicable laws and regulations, the Agents may take such action.

29.7	The Agents shall immediately forward any written notification, received from the Borrower or related obligors pursuant to the Agreement, to each Bank. Except the notifications, reports or other documents delivered by the Agents to each Bank pursuant to the Agreement, the Agents are not obliged to provide each Bank with any other information relating to the Borrower’s credit, ordinary course of business or financial condition held by the Agents. Nonetheless, each Bank may from time to time retrieve the information at the Agents relating to the Facility.

29.8	According to Article 25.2 hereunder or the Majority Resolution, the Facility Agent may assert the acceleration of the maturity of the Facility term. In the event that the Borrower does not make payment pursuant to the Agreement, the Agents shall, in accordance with the Agreement or other related agreements or instruments, initiate any necessary litigations or proceed with any necessary procedures against the Borrower or any third party.

29.9	The Agents are not obliged to conduct investigation on the Event of Default. Prior to the receipt of the written notification from the Banks or the Borrower, the Agents may assume that there is no occurrence of Event of Default or prospective Event of Default and assume that each party hereunder does not breach the duties stipulated in the Agreement or any other security instruments. The forgoing does not apply where the Agents are aware of the occurrence of Event of Default.

30.	EXCULPATION OF AGENT’S PERSONNEL TO BANKS

30.1	Unless otherwise provided in this Agreement, the personnel of the Agents are not responsible for the matters as follows to the Banks:

30.1.1	The liability attributed by the Borrower’s or any other parties’ non-performance or breach of the duties prescribed in the Agreement or any security instruments.

30.1.2	The authorization, execution, legitimacy, legal effect, enforceability, authenticity or adequacy of the Agreement, any security instruments or other documents relating to the Facility; or the representations and warranties and the accuracy thereof in the Agreement or any security instruments or other documents related thereto; or the accuracy and entirety of any information provided by any person, regardless of whether such information is received from the Agents.

30.1.3	The accuracy and accountability of the Borrower’s information, i.e., the credit, financial conditions, revenue forecast, statement, and report; or whether the Agreement is sufficient to secure the claims; or any information provided relating to the financial or other status of the Borrower or any other parties in the security instruments.

30.1.4	The amount that the Agents receive for their own to reimburse the expenses and out-of-pocket expenses relating to the Agreement; or any interests (except those received for the Banks’ interests) that the Agents receive, for the Borrower or other parties in the security instruments, from the present and future transaction or other relationship with other Banks irrelevant to the Agreement.

30.1.5	Whether any payments in the Agreement or the security instruments are paid up in full.

30.1.6	For the purpose of the Agents’ performance of their duties to retain professionals, e.g., consultants, attorneys, accountants, or agents, which was based on the Agents’ determination in good faith.

30.2	The foregoing provisions from Article 30.1.1 to 30.1.6 apply to the successor Agents and the personnel thereof appointed in accordance with Article 34.3.

31.	EXCULPATION OF AGENT’S PERSONNEL TO BORROWER

The personnel of the Agents are not responsible to the Borrower for the non-performance or breach of the duties prescribed in the Agreement or any security instruments by any Bank or any other parties.

32.	AGENT’S RESPONSIBILITY

32.1	The Agents shall be responsible to the Banks for their willful misconduct or gross negligence in respect of the Agreement.

32.2	Unless it is attributable to the Agents’ willful misconduct or gross negligence, the Banks agree to, in accordance with their respective Risk Participation Percentage, indemnify the Agents in their capacity (to the extent not reimbursed by the Borrower under the Agreement), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be reasonably imposed on, incurred by or asserted against the Agents in any way relating to any legal action or inaction of the Agents under or in connection with the Agreement (including but not limited to attorney’s fees or any disbursement). After the Banks indemnify the Agents in accordance with this Article 32.2, the Agents shall claim against the Borrower on behalf of the Banks.

33.	PRIORITY OF AGENT’S FEE

For the purpose of smooth performance of the Agent’s function hereunder, the Agents shall have a priority claim over the payment received from the Borrower if the Borrower fails to pay the Agents’ Fee to the Agents in accordance with Article 9.1 above.

34.	RESIGNATION OF AGENTS

34.1	Any of the Agents may at any time resign as agents by notifying the Banks and Borrower in writing sixty (60) days prior to the resignation.

34.2	The Agents shall convene a Banks’ meeting to designate their successor. In any event the Banks fail to designate such successor within sixty (60) days after the Agents’ resignation, the resigning Agents may designate their successor on behalf of the Banks. The designation shall take effect upon the successor’s acceptance.

34.3	Upon the acceptance of the designation, the successor shall assume the rights and obligations of the resigning Agents under this Agreement and the rights, obligations and relevant authority of the resigning Agents hereunder shall be terminated.

34.4	The Agent’s Fee received by the resigning Agents shall be handed over to their successors on a pro-rata basis as from the effective date of the resignation. The parties of this Agreement agree to execute any documents necessary to replace the Agents, provided that, any cost incurred therefrom shall be borne by the Borrower.

XV.	RIGHTS AND OBLIGATIONS AMONG BANKS

35.	JOINT AND SEVERAL CLAIM

35.1	The Banks and the Agents shall be deemed joint and several creditors with respect to the claims under the Agreement.

35.2	The Agents representing each Bank, in their capacity, shall be entitled to, in its own name, pursue all the indebtedness under the Agreement payable by the Borrower to the Banks and to enforce all the indebtedness.

35.3	Each claim that the Banks and the Agents is entitled to pursue against the Borrower and each related debtor under the Agreement shall be the joint and several claim stipulated in Article 283 of the R.O.C. Civil Code. The Banks hereby agree the following, which shall not be withdrawn, cancelled or by any means invalidated.

35.3.1	Under the Agreement, the Agents are authorized to exercise claims and rights. Unless authorized by the resolution adopted unanimously by the Banks, each Bank shall not act alone to pursue the joint and several claims against the Borrower or the related debtors or to take any action, nor does each bank take any actions or inactions in conflict with or inconsistent with the resolution adopted by the Banks. However, this provision does not apply where the rights of set-off or lien, or merger of rights are asserted.

35.3.2	Each Bank shall share the risk under this Facility pursuant to the Risk Participation Percentage. The amount of the payment made pursuant to the Agreement shall be shared by each Bank in accordance with the Risk Participation Percentage. However, if the determination of the Risk Participation Percentage is affected by other circumstances, a Majority Resolution shall be adopted.

35.4	In the event that the set-off or the merger of rights occurs between one Bank, and the Borrower and the related debtors, and in the event that such Bank intends to enforce the joint and several claims under this Facility, within the amount being offset or merged under this Facility, such Bank is compensated only to the extent of its Risk Participation Percentage and the remainder of the said amount shall be deemed as the payment to the rest of the Banks. Within three (3) Bank Business Days after the set-off or merger of rights, such Bank, deducting the amount which such Bank is entitled to, shall pay the remainder of the amount to the Agents for them to distribute to other Banks in accordance with the Risk Participation Percentage.

35.5	An act resulting from any breach of the provisions in the preceding paragraph by any Bank has no legal effect and shall not be used against other Banks.

36.	BANK’S RESOLUTION AND AMENDMENT EXECUTED BY FACILITY AGENT

36.1	Except provided in this Agreement, the following shall be resolved unanimously by the Banks.

36.1.1	Exemption of the relevant debts or obligations of the Borrower hereunder.

36.1.2	Change to the facility amount.

36.1.3	Change to the Facility Period or repayment date.

36.1.4	Change to the interest rate of the loan.

36.1.5	Extension of due date(s).

36.1.6	Change to the currency of the Facility.

36.1.7	Settlement or conciliation in connection with the rights and obligations under the Facility.

36.1.8	Change to the definitions under Article 1.13 or this Article 36.

36.2	Except as set forth in Article 36.1.1 to 36.1.8 and otherwise provided under the Agreement, any other matters shall be resolved by Majority Resolution.

36.3	Except as stipulated in Article 36.1 and Article 36.2, when necessary, the Banks hereby authorize the Facility Agent to execute, on behalf of the Banks, any amendment with the Borrower, such agreement shall have binding effect upon each and every Bank, provided that the Facility Agent shall provide an executed copy of such amendment to the Banks respectively for their record.

37	BANKS’ MEETING

37.1	Any of the Banks may request the Facility Agent to convene a Banks’ meeting to discuss the Borrower’s default or other issues relating to the Agreement, however, the Facility Agent may consult with other Banks upon such request for the Banks to determine whether to convene the Banks’ meeting. Notwithstanding the above, the Facility Agent may convene the Banks’ meeting from time to time when it deems necessary.

37.2	When a Banks’ meeting is convened in accordance with Article 37.1 above, the Facility Agent shall issue a meeting notice at least give (5) Bank Business Days prior to the date of Banks’ meeting, and hold the meeting accordingly.

38.	SEVERABLE LIABILITY OF BANK

38.1	The liability of the Banks under the Agreement is severable liability. The risks and benefits hereunder shall be proportionally shared by all the Banks in accordance with the Risk Participation Percentage.

38.2	Any Bank’s failure to perform under this Agreement does not discharge other Banks, Agents or Borrower from its obligations under the Agreement, yet none of the Banks or the Agents shall be responsible for the liability of other Banks.

39.	ASSIGNMENT

Upon the execution of the Agreement, each of the Banks may transfer, assign or grant participations in its rights, benefits or obligations hereunder subject to the following:

39.1	Each Bank may, without consent of the Borrower, assign all or a part of its rights or obligations hereunder to a third party; provided, however, such assignment shall not cause any direct and immediate increase of the costs or taxes or the obligations of the Borrower hereunder.

39.2	Each Bank shall enter into an Assignment Agreement in the form of Exhibit 14 and shall issue a Notice of Assignment in the form of Exhibit 15 within ten (10) days upon the execution of the Assignment Agreement notifying the Borrower and the Facility Agent. The assignee shall be bound by this Agreement. The assigning Bank shall pay the Facility Agent an operation fee of NT$100,000 unless such assignment is made due to the merge, spin-off, general assignment, other similar event or the compliance of laws, or such assignment or transfer of Commitment is approved by the competent authorities.

39.3	Each Bank may, without notice to the Borrower, enter into a risk participation agreement with any third party with respect to its rights and obligations hereunder; provided, however, that such party participating the risk shall not enjoy a voting right in connection with this Facility nor be entitled to claim against the Borrower based on the risk participation agreement or this Agreement, and such risk participation arrangement shall not cause any direct and immediate increase of the costs or taxes or the obligations of the Borrower hereunder.

39.4	For the purpose of assignment, the Bank may disclose any information to any potential or actual assignee, the appraisal auditors and the relevant consultants. The disclosing Bank shall provide the Facility Agent with a confidentiality agreement signed by the said assignee, appraisal auditors and relevant consultants. Each Bank shall indemnify the Borrower for the damage it suffered due to the disclosure of confidential information in violation of the preceding provision.

39.5	This Agreement shall be binding to the assignee, successor or the party assigned or succeeded the rights or obligations of the assigning Bank hereunder pursuant to other laws or regulations.

40.	ACKNOWLEDGEMENT AND CONSENT OF BANKS

To the Arrangers and the Agents, each Bank hereby acknowledges and agrees to the following:

40.1	Each Bank does not rely upon the Arrangers and any personnel of the Agents and does, with its sole responsibility from the inception (and still continuing in the future), on its own conduct analysis and investigation on the status quo, credit, prospect, business, operation, assets and financial condition of the Borrower and other related parties; on its own comply with all the laws and regulations applicable to the financial institutions relating to the Agreement; and on its own determine whether to proceed with the Facility or whether to take actions or inactions relating to the Facility.

40.2	Each Bank does not rely upon any representations or statements of the Arrangers and the Agents for the purpose of facilitation of each Bank’s execution of the Agreement.

XVI.	OTHERS

41.	CHANGE OF LAWS OR CIRCUMSTANCE

41.1	In the event that any restriction in the R.O.C. laws (including but not limited to laws, regulatory rules or ruling letters), any change to the interpretation of laws or any instruction or request made by the competent authority, or change of circumstance, shall make the whole or a portion of the Agreement invalid, or make it illegal for any Bank to give effect to its obligations to commit or maintain its commitment hereunder, the affected Bank shall immediately notify the Facility Agent in writing, and (1) the affected Bank may suspend its Commitment Amount before such illegality ceases to exist (however, if such event no longer exists before the expiry of the drawdown period, the Bank shall still provide its Commitment Amount); and (2) the Commitment Percentage of other Banks shall remain unchanged.

41.2	If the event set forth in Article 41.1 is attributable to the affected Bank, such Bank shall arrange another loan facility for the Borrower in equivalent terms and conditions compared to the Facility and no other Banks shall be held responsible therefore. Such Bank shall compensate the Borrower for any loss it suffers due to the Bank’s failure to provide facilities hereunder, including but not limited to the increment of cost and expenses in procuring relevant funding at a rate higher than the interest/fee rate hereunder. However, the Borrower shall provide the relevant certification evidencing such loss.

41.3	If the event set forth in Article 41.1 is not attributable to the affected Bank, such Bank shall, with reasonable effort, assist the Borrower to obtain alternative loan facility from other banks to the extent permitted by laws. However, the Banks shall not be responsible for the availability of the alternative loan facility, and the Commitment Percentage of other Banks shall remain unchanged.

42.	NOTIFICATION AND REQUEST

All demands or notices hereunder shall be given in writing by post unless transmission via facsimile is otherwise permitted hereunder.

43.	DELIVERY AND DEEMED DELIVERY

All notices made hereunder shall be deemed to have been given, at the time of sending out with a confirmation received if delivered by fax; or upon the expiry of a regular delivery period if delivered by registered mail with postage prepaid. The Agents shall be notified of any changes to the address of the Borrower in writing, and the Agents shall notify the Borrower any changes to the addresses of the Banks. In any event that any parties fail to notify respective party of the address change, the notice will be deemed given if such is posted by registered mail to the address last known to the sender upon the expiry of a regular delivery period.

44.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the R.O.C.

45.	JURISDICTION

The parties hereto hereby agree to submit to the jurisdiction of the Taiwan Hsinchu District Court for the first instance with respect to any dispute or legal actions arising from or relating to the Agreement, save for any case where an applicable exclusive jurisdiction is provided by law.

46.	AGREEMENT AND REPLACEMENT

This Agreement is the sole agreement among the parties of this Agreement that replaces any and all oral communication or written commitment or promises among the parties of this Agreement prior to the effective date of this Agreement. Unless otherwise provided hereunder, any amendment shall be made in writing to be effective; provided, however, as for the matters among the Agents and the Banks which are not directly relating to the Borrower, an amendment may be made in writing upon the consent by the Agents and the Banks without a need to obtain the consent from the Borrower.

47.	HEADINGS

The headings in this Agreement are for convenience of reference only and shall not affect the construction hereof.

48.	COUNTERPART

This Agreement shall be executed in fourteen (14) originals and five (5) extra counterparts. Each of the originals and the counterparts when fully executed, will be considered an original. Each party of the Agreement shall keep one original respectively; the Borrower and the Agents shall each take one counterpart, and the lawyer of the Banks shall keep the last counterpart.

49.	EFFECTIVE DATE

The Agreement is fully reviewed within reasonable period of time and is understood by the parties of the Agreement before its execution. After the execution of the Agreement, the same will take effect on July 14, 2011 (“Effective Date”). The Effective Date applies to the parties which execute the Agreement on a later date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

(Signatory Page Omitted)

SCHEDULE 3: Existing Indebtedness

ChipMOS TECHNOLOGIES INC.

Unit: dollar

Existing Indebtedness Category	Bank	Currency	Principal Balance as of June 30, 2011	Existing Indebtedness Category	Bank	Currency	Principal Balance as of June 30, 2011	Existing Indebtedness Category	Bank	Currency	Principal Balance as of June 30, 2011
Syndicated loan	Banks of syndicated loan – leasing	NTD	1,065,492,040	Foreign currency loans for import	Bank of Taiwan Nanke Branch (L/C)	USD	515,500.00	Foreign currency loans for import	Bank of Taiwan Nanke Branch (L/C)	YEN	3,000,000
	Taiwan Cooperative Bank (6 billion syndicated loan)	NTD	3,061,244,363		Bank of Taiwan Nanke Branch (Standby L/C)	USD	1,040,000.00		Bank of Taiwan Nanke Branch (O/A)	YEN	173,468,296
	Taiwan Cooperative Bank (1 billion syndicated loan)	NTD	540,023,000		Bank of Taiwan Nanke Branch (O/A)	USD	1,288,088.17		First Commercial Bank Nanke Branch (L/C)	YEN	26,835,207
	Standard Chartered Bank (1 billion syndicated loan)	NTD	201,404,041		Hua Nan Bank Yong Kang Branch (O/A)	USD	772,485.60		Hua Nan Bank Yong Kang Branch (O/A)	YEN	150,293,532
	Bank of Taiwan	NTD	1,643,557,000		Taichung Commercial	USD	19,109.94		Sub total	YEN	353,597,035
	(6 billion syndicated loan)				Bank Ping Jhen Branch (L/C)
	Sub total	NTD	6,511,720,444		Sub total	USD	3,635,183.71
Medium and long-term loan	Bank of Taiwan Nanke Branch	NTD	846,481,000
	Bank SinoPac Hsinchu Branch	NTD	220,718,007
	Ta Chong Bank Hsinchu Branch	NTD	53,039,000
	Taiwan Life Insurance Co. Ltd.	NTD	180,436,000
	Taiwan Cooperative Bank Hsinchu Branch	NTD	80,054,000
	Bank of KaoHsiung Hsinchu Branch	NTD	204,186,000
	Sub total	NTD	1,584,914,007
Loans for working capital	Taishin International Bank	NTD	151,014,000
	Yuanta Commercial Bank Hsinchu Branch	NTD	46,386,000
	Mega International Commercial Bank Xin An Branch	NTD	70,622,067
	Sunny Bank Hsinchu Branch	NTD	21,773,809
	Bank of Taiwan Nanke Branch	NTD	266,200,000
	Standard Chartered Bank	NTD	16,329,000
	Taiwan Cooperative Bank Hsinchu Branch	NTD	100,000,000
	Hua Nan Bank Yong Kang Branch	NTD	70,586,000
	Land Bank of Taiwan Sin Gong Branch	NTD	165,863,000
	Bank SinoPac Hsinchu Branch	NTD	44,055,000
	Chang Hwa Bank Hsinchu Branch	NTD	48,731,000
	Cathay United	NTD	73,079,000
	Bank Hsinchu Branch
	Taiwan Business Bank Jhu Dong Branch	NTD	9,746,000
	Sub total	NTD	1,084,384,876

	Total	NTD	9,181,019,327		Total	USD	3,635,183.71		Total	YEN	353,597,035

			@1				@28.725				@0.3573
	Equivalent in NTD	NTD	9,181,019,327			NTD	104,420,652			NTD	126,340,221
									Total equivalent in NTD	NTD	9,411,780,200

The table disclosed the total debts of ChipMOS TECHNOLOGIES INC. as of June 30, 2011. For the repayment schedule of this syndicated loan, please refer to the “Details of Repayment Schedule”.

EXHIBIT 2: Promissory Note

FOR VALUE RECEIVED, the undersigned unconditionally promises to pay to the order of Bank of Taiwan or its designates on [Date] [Amount] New Taiwan Dollars, and agrees as follows:

1.      Interest hereon is payable at the rate of [            ] percent ([        ]%) per annum from [Date] to the date of actual payment hereon.

2.      Protest to this note and the notice requirement under Article 89 of the Law of Negotiable Instruments of the Republic of China is hereby expressly waived.

3.      The place of payment is the office of Bank of Taiwan, Tainan Science Park Branch (Address: 1F, No. 15, Nanke 3rd Rd., Southern Taiwan Science Park, Tainan County)

Promissory Note

	Issuer:	ChipMOS TECHNOLOGIES INC.
	Representative:	Chairman Shih-Jye Cheng
	VAT number:	16130042
	Address:	No.1 R&D 1st Rd., Hsinchu Science Park, Hsinchu

Date of Issuance:[Date]

EXHIBIT 3: Note Authorization

Note Authorization

In accordance with the Syndicated Loan Agreement (the “Agreement”) dated July 14, 2011 in the aggregate amount of NT$8,410,000,000 by and among ChipMOS TECHNOLOGIES INC. (“ChipMOS”), your Bank as Security Agent and such other banks named therein, ChipMOS has issued a Promissory Note in the amount of NT$8,410,000,000 to your Bank.

ChipMOS hereby irrevocably and specifically authorizes and empowers your Bank, in your capacity as the Security Agent and joint and several creditor under the Agreement and for the benefit of the Banks, to exercise the rights under the Promissory Note and its replacement thereof or substitution therefore, at any time after the occurrence of an Event of Default as provided in Article 25.1.1 to 25.1.10 which declared by your Bank or the Banks in accordance with Article 25.2 of the Agreement by accelerating any or all of the interests and principal under the Agreement to maturity. Your Bank and any of your agents or employees are fully authorized to, for and on behalf of the Banks, complete the Promissory Note and/or any replacement or substitution, as applicable, by inserting therein the maturity date, the date from which interest thereon is to accrue and the interest rates all in accordance with the terms of the Agreement. ChipMOS shall not withdraw, amend, release or terminate the authorization herein.

This authorization shall expire on the date that all sums owing under the Agreement have been fully paid as recognized by a resolution of the Banks or a notification made by the Facility Agent.

To:

Security Agent: Bank of Taiwan

Issuer:	ChipMOS TECHNOLOGIES INC.
Representative:	Chairman Shih-Jye Cheng
VAT number:	16130042
Address:	No.1 R&D 1st Rd., Hsinchu Science Park, Hsinchu

Date of Issuance: [Date]

EXHIBIT 8: Negative Pledge Certificate

Negative Pledge Certificate

In accordance with the Syndicated Loan Agreement (the “Agreement”) dated July 14, 2011 in the aggregate amount of NT$8,410,000,000 by and among ChipMOS TECHNOLOGIES INC. (“ChipMOS”), your Bank as Facility Agent and such other banks named therein, ChipMOS hereby undertakes as follows:

1.	ChipMOS undertakes to create, jointly or separately, a first priority mortgage over: (1) the buildings with Building Nos. 13, 29 and 36, Keguan Section, Hsinchu County, located at Lot No. 5, Keguan Section, Hsinchu County, and its ancillary attachments situated thereon, owned by HSPA; (2) the buildings, with Building Nos. 1, 2, 3, 4, 612 and 613, Sinke Section, Shinshr Shiang, Tainan County, located at Lot No. 55, Sinke Section, Shinshr Shiang, Tainan County, and its ancillary attachments situated thereon, owned by STSPA; (3) the land, located at Lot Nos. 1072, 1073, 1074 and 1077, Taihe Section, Chubei City, Hsinchu County, and the buildings, with Building Nos. 251-1, 251-2, and 251-3 and its ancillary attachments situated thereon, owned by the Borrower; and (4) all machinery equipment placed in the buildings and its ancillary attachments provided in (1) to (3) above (aside from those buildings and ancillary attachments placed at Lot No. 1, Sinke Section, Shinshr Shiang, Tainan County, as provided by ChipMOS and accepted by the Security Agent, i.e. the Bank of Taiwan (collectively the “Mortgaged Assets”); in favor of the Security Agent under the Agreement.

2.	Unless otherwise provided under the Agreement, ChipMOS undertakes not to create any other mortgage, pledge or other security interest over, or provide similar undertakings with respect to, the Mortgaged Assets as described above in detail to any third party.

3.	If ChipMOS is in breach of the undertakings or take any action impedimental to the undertakings herein, the directors who participated in the decision-making of such breach by ChipMOS and the wrongdoer(s) shall be jointly and severally responsible for compensation of damages resulting therefrom and shall be punished in accordance with the provisions of Article 126 of the Banking Law of the Republic of China.

4.	Unless otherwise agreed by your Bank in writing, ChipMOS shall not withdraw, amend, terminate or release this Certificate.

5.	The original copy of the relevant minutes of the Board of Directors of ChipMOS is herewith attached.

Attachment: Original of the minutes of the Board of Directors of ChipMOS

To:

Facility Agent: Taiwan Cooperative Bank

Issuer:	ChipMOS TECHNOLOGIES INC.
Representative:	Chairman Shih-Jye Cheng
VAT number:	16130042
Address:	No.1 R&D 1st Rd., Hsinchu Science Park, Hsinchu

Date of Issuance: [Date]

EXHIBIT 9: Non-letting Undertaking

Non-letting Undertaking

ChipMOS TECHNOLOGIES INC. (“ChipMOS”), in accordance with the Syndicated Loan Agreement (the “Agreement”) dated July 14, 2011 in the aggregate amount of NT$8,410,000,000 by and among, ChipMOS, your Bank as Facility Agent and such other banks named therein, agrees to create, jointly or separately, a first priority mortgage over: (1) the buildings with Building Nos. 13, 29 and 36, Keguan Section, Hsinchu County, located at Lot No. 5, Keguan Section, Hsinchu County, and its ancillary attachments situated thereon, owned by HSPA; (2) the buildings, with Building Nos. 1, 2, 3, 4, 612 and 613, Sinke Section, Shinshr Shiang, Tainan County, located at Lot No. 55, Sinke Section, Shinshr Shiang, Tainan County, and its ancillary attachments situated thereon, owned by STSPA; (3) the land, located at Lot Nos. 1072, 1073, 1074 and 1077, Taihe Section, Chubei City, Hsinchu County, and the buildings, with Building Nos. 251-1, 251-2, and 251-3 and its ancillary attachments situated thereon, owned by the Borrower; and (4) all machinery equipment placed in the buildings and its ancillary attachments provided in (1) to (3) above (aside from those buildings and ancillary attachments placed at Lot No. 1, Sinke Section, Shinshr Shiang, Tainan County, as provided by ChipMOS and accepted by the Security Agent, i.e. the Bank of Taiwan (collectively the “Mortgaged Assets”); in favor of the Security Agent under the Agreement.

ChipMOS further undertakes to your Bank that there is no letting, lending, other encumbrances or rights or possession by any third party existing over the Mortgaged Assets upon ChipMOS’s provision of and its creation of mortgage over the Mortgaged Assets in favor of the Security Agent, i.e. the Bank of Taiwan and ChipMOS shall be fully responsible for the legal consequences of any violation of the above undertakings as evidenced in this letter.

To:

Facility Agent: Taiwan Cooperative Bank

Issuer:	ChipMOS TECHNOLOGIES INC.
Representative:	Chairman Shih-Jye Cheng
VAT number:	16130042
Address:	No.1 R&D 1st Rd., Hsinchu Science Park, Hsinchu

Date of Issuance: [Date]